UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 3, 2012

UNITED COMMUNITY BANKS, INC.
(Exact name of registrant as specified in its charter)

Georgia	No. 001-35095	No. 58-180-7304
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

125 Highway 515 East
Blairsville, Georgia  30512
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(706) 781-2265

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 3, 2012, United Community Banks, Inc. (the “Company”) completed a private offering (the “Offering”) of $35 million aggregate principal amount of the Company’s 9.0% Senior Notes due 2017 (the “Notes”).  The Notes were sold to three institutional purchasers (the “Purchasers”) at an offering price of 100% of face amount.  Sandler O’Neill & Partners, L.P. served as the placement agent. The proceeds from the Offering of the Notes will be used for general corporate purposes and, principally, to repay $30.5 million in subordinated debt of the Company that matures on December 15, 2012.

The Notes were issued pursuant to an indenture (the “Indenture”), dated as of October 3, 2012, between the Company and Wilmington Trust, National Association, as trustee.  Interest on the Notes will be payable semi-annually on April 15 and October 15 of each year, beginning on April 15, 2013.  The Notes are not redeemable and will mature on October 15, 2017.  The Indenture contains covenants that, among other things, limit the ability of the Company to create liens on the stock of its bank subsidiary.  The Indenture is attached hereto as Exhibit 4.1 and incorporated herein by reference.

In connection with the Offering, the Company agreed to use its commercially reasonable efforts to file within 90 days with the Securities and Exchange Commission and cause to become effective, a resale registration statement for the benefit of the Purchasers relating to their potential resale of the Notes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed above under Item 1.01, on October 3, 2012, the Company completed the Offering of the Notes.  Summary material terms of the Notes are discussed in Item 1.01.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Indenture with respect to the Company’s 9.0% Senior Notes due 2017, dated as of October 3, 2012, between the Company and Wilmington Trust, National Association, as trustee.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Rex S. Schuette
Rex S. Schuette Executive Vice President and Chief Financial Officer

Date:  October 4, 2012